Exhibit 10.38

SPECIAL AGREEMENT

This Special Agreement (the “Amendment”) effective as of April 1, 2014, is between Samson Resources Corporation, a Delaware corporation (the “Company”), and Louis Jones (“Executive”).

WHEREAS, Executive participates in the Samson Resources Corporation 2011 Stock Incentive Plan, as amended, (the “Plan”); and

WHEREAS, pursuant to a Unanimous Written Consent of the Compensation Committee of the Company dated March 24, 2014, the Compensation Committee unanimously approved entering into a special agreement with Executive relating to the Plan and Plan documents that allows Executive, in the event of retirement or permanent disability to: (a) retain the vested portion of any restricted stock and (b) retain the vested portion of any stock options, which options may be exercised at any time during the term of the options (the “Jones Special Agreement”); and

WHEREAS, Executive and the Company desire to enter into the Jones Special Agreement to amend, as provided herein, the Plan and any related Plan documents, including the Option Award Agreement, the Executive Stockholder’s Agreement, the Restricted Stock Award Agreement, the Sale Participation Agreement and any related amendments (collectively, the “Plan Documents”).

NOW, THEREFORE, for good and valuable consideration in hand paid, the receipt and sufficiency of which are hereby acknowledged, both the Company and Executive agree as follows:

1. Notwithstanding anything in the Plan or Plan Documents, in the event of Executive’s retirement or Disability, Executive’s vested Options shall not automatically terminate and shall remain outstanding. In the event of Executive’s retirement or Disability, any unvested Options shall automatically terminate after giving effect to Section 3.1(b) of the 2013 Option Award Agreement, which provides that the 20% portion of the Options that would have become exercisable on the Next Scheduled Vesting Date shall become vested and exercisable upon Executive’s Disability.

2. In the event of Executive’s retirement or Disability, Executive shall have until the earlier of: (a) the tenth anniversary of the Grant Date; or (b) a determination by the Committee pursuant to Section 7 or 8 of the Plan; in which to exercise the exercisable portion of any unvested Options.

3. In the event of Executive’s retirement or Disability, the Company shall not exercise its call rights with respect to Stock or vested Options pursuant to Section 4(c) or 4(d) of the Executive Stockholder’s Agreement.

All capitalized terms used in this Amendment shall have the same meaning ascribed to them in the Plan and Plan Documents unless specifically denoted otherwise. Except as specifically amended, as set forth herein, the terms and provisions of the Plan and Plan Documents remain unchanged.

SAMSON RESOURCES CORPORATION

By:	/s/ Randy L. Limbacher
	Name:	Randy L. Limbacher
	Title:	President and Chief Executive Officer

Louis Jones

By:	/s/ Louis Jones